UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)   March 31, 2011

SMART BALANCE, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-33595	20-2949397
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

115 West Century Road - Suite 260 Paramus, New Jersey	07652
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number including area code: (201) 568-9300

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230 .425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On March 31, 2011, Smart Balance, Inc. (the “Company”), through its wholly-owned subsidiary GFA Brands, Inc. (the “Borrower”), entered into an Amended and Restated Credit Agreement (the “Amended Credit Agreement”) with the various Lenders named therein (the “Lenders”), and Bank of Montreal, as Administrative Agent (the “Agent”).  The Amended Credit Agreement amends and restates in its entirety the Credit Agreement (the “Original Credit Agreement”), dated as of November 4, 2009, by and among the Borrower, the Company, the Agent and the other lenders named therein, which was filed as Exhibit 10.1 to the Company's Current Report on Form 8-K filed with the Securities and Exchange Commission on November 6, 2009.

The Amended Credit Agreement increased the secured debt financing from $100 million under the Original Credit Agreement to $150 million, which consists of a $50 million term loan (the “Term Loan”) and a $100 million revolving credit facility (the “Revolver”).  The Revolver includes a $5 million sublimit for the issuance of letters of credit and a $5 million sublimit for swing line loans.  Subject to certain conditions, the Borrower, at its option, may increase the Term Loan or increase the commitments under the Revolver (or a combination of the two) up to an aggregate additional amount of $50 million.  Such increase may be with existing lenders, or if they decline, by adding additional lenders.  Proceeds of the Amended Credit Agreement may be used for general corporate purposes and general working capital purposes.

The Amended Credit Agreement extended the maturity date of the Term Loan and the loans made pursuant to the Revolver from November 4, 2013 under the Original Credit Agreement to November 4, 2015.  The Amended Credit Agreement requires annual principal payments on the Term Loan of $4.0 million in 2011; $5.0 million in each of 2012, 2013 and 2014; and $3.5 million in 2015.

Loans outstanding under the Amended Credit Agreement will bear interest, at the Borrower’s option, at either (a) a base rate (defined in the Amended Credit Agreement as the greatest of (i) the Agent’s prime rate, (ii) the federal funds rate plus 0.50% and (iii) a reserve adjusted one-month LIBOR rate plus 1.0%) or (b) a Eurodollar rate determined by reference to LIBOR for the applicable interest period divided by one minus the Eurodollar Reserve Percentage (as defined in the Amended Credit Agreement), in each case plus an applicable margin.  The applicable margin is determined under the Amended Credit Agreement based on the ratio of the Company’s total funded debt to EBITDA for the prior four fiscal quarters (the “Leverage Ratio”), and may range from 1.25% to 2.75%, in the case of base rate loans, and 2.25% to 3.75%, in the case of Eurodollar rate loans.  The Borrower must also pay a commitment fee on the unused portion of the Revolver determined under the Amended Credit Agreement  based on the ratio of the Company’s Leverage Ratio and may range from 0.375% to 0.50%.

Subject to certain conditions, the Borrower may voluntarily prepay the loans under the Amended Credit Agreement in whole or in part, without premium or penalty (other than customary breakage costs).  Mandatory prepayments that are required under the Amended Credit Agreement include:

•	100% of the net cash proceeds (as defined in the Amended Credit Agreement) upon certain dispositions of property or upon certain damages or seizures of property, subject to limited exceptions;

•
50% of all net cash proceeds from issuance of additional equity securities of the Company, subject to limited exceptions, provided, however, if the Company’s Leverage Ratio is less than 2.0 as of the end of the most recently ended quarter, the prepayment is limited to 25% of such proceeds;

•	100% of the amount of net cash proceeds for certain issuances of additional indebtedness for borrowed money; and

•
Beginning on December 31, 2011 and each fiscal year thereafter, an annual prepayment equal to (i) 25% of excess cash flow of the Company (as defined in the Amended Credit Agreement) for such fiscal year, provided such prepayment is not required if the Company has a Leverage Ratio of 2.0 or less, measured as of the end of such fiscal year minus (ii) the aggregate principal amount of terms loans voluntarily prepaid by Borrower in such fiscal year (other than voluntary prepayments made with the proceeds of issuances of additional indebtedness for borrowed money).

The Amended Credit Agreement contains covenants that are customary for agreements of this type.  These covenants include, among others: a limitation on the incurrence of additional indebtedness; a limitation on mergers, acquisitions, investments and dividend payments; and maintenance of specified financial ratios.  The Amended Credit Agreement increased the threshold of Permitted Acquisitions (as defined in the Amended Credit Agreement) by the Company from $50 million in a fiscal year under the Original Credit Agreement to $150 million for an individual acquisition.  Under the Amended Credit Agreement, the Company must maintain (1) a Leverage Ratio that is not greater than 3.25 to 1.0 until December 30, 2012 and not greater than 3.00 to 1.0 thereafter and (2) a ratio of EBITDA to Debt Service (as defined in the Amended Credit Agreement), in each case for the prior four fiscal quarters, of not less than 2.00 to 1.00.  The Company is also limited to spending not more than $6 million of capital expenditures per year with any unexpended amounts carried over to the next twelve months.

The failure to satisfy covenants under the Amended Credit Agreement or the occurrence of other specified events that constitute an event of default could result in the acceleration of the repayment obligations of the Borrower.  The Amended Credit Agreement contains customary provisions relating to events of default for agreements of this type. The events of default include, among others: the nonpayment of any outstanding principal, interest, fees or other amounts due under the Amended Credit Agreement; certain bankruptcy events, judgments or decrees against the Company or the Borrower; cross defaults to other indebtedness exceeding $5.0 million; a change in control (as defined in the Amended Credit Agreement) of the Company or the Borrower; and the failure to perform or observe covenants in the Amended Credit Agreement.

The obligations under the Amended Credit Agreement are guaranteed by the Company and all existing and future subsidiaries of the Borrower.  The Borrower, the Company and the other guarantors granted to the Agent, for the benefit of the Lenders, a security interest in substantially all of its respective assets, including, among other things, patents, patent licenses, trademarks and trademark licenses.

The summary description of the Amended Credit Agreement in this Item 1.01 does not purport to be complete and is qualified in its entirety by reference to the full text of the Amended Credit Agreement, a copy of which is attached to this Current Report on Form 8-K as Exhibit 10.1 and is incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

See Item 1.01 above.

Item 8.01.	Other Events.

On April 5, 2011, the Company issued a press release announcing the Amended Credit Agreement.  The text of the press release is attached to this Current Report on Form 8-K as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)

Exhibits.

10.1
Amended and Restated Credit Agreement, dated as of March 31, 2011, by and among, GFA Brands, Inc., as the Borrower, Smart Balance, Inc., as the Parent and a Guarantor, the other Guarantors from time to time parties thereto, the Lenders from time to time parties thereto, and Bank of Montreal, as Administrative Agent.

99.1	Press Release, dated April 5, 2011, issued by Smart Balance, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

April 5, 2011	SMART BALANCE, INC.
(registrant)
	By:	/s/ Alan S. Gever
Alan S. Gever
Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

10.1
Amended and Restated Credit Agreement, dated as of March 31, 2011, by and among, GFA Brands, Inc., as the Borrower, Smart Balance, Inc., as the Parent and a Guarantor, the other Guarantors from time to time parties thereto, the Lenders from time to time parties thereto, and Bank of Montreal, as Administrative Agent.

99.1	Press Release, dated April 5, 2011, issued by Smart Balance, Inc.